Exhibit 10.6
Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [***], have been separately filed with the Securities and Exchange Commission.
LICENSE AGREEMENT
This License Agreement (this “Agreement”) is entered into as of this ___ day of                                         , 2005, by and between Icon Genetics AG, a company incorporated under the laws of Germany (“Icon”) of Weinbergweg 23, D-06120 Halle/Saale, Germany, on its own behalf and on behalf of its Affiliates, and Protalix Ltd., a company incorporated under the laws of Israel (“Protalix”) of 2 Snunit Street, Industrial Park, Carmiel, Israel (Protalix and Icon may be referred to individually as a “Party” and collectively as the “Parties”).
PREMISES
WHEREAS, Icon is engaged in the development and commercialization of plant transformation and gene expression technologies and has developed and owns or controls (with rights sufficient to grant the licenses herein granted) a proprietary platform technology known as “Transgene Operating Systems” (“Icon’s Technology”), the patents pertaining to which are listed in Annex A attached hereto (together with all divisions, continuations or continuations-in-part, reissues, re-examinations, renewals, extensions, supplementary protection certificates, or the like, as well as any certificates of inventions or applications therefore, and all foreign counterparts with respect to Icon’s Technology, being collectively referred to as “Patents”); and
WHEREAS, Protalix is engaged in research, development, production and commercialization of pharmaceutical proteins and the expression thereof in plant cell culture systems (the “Protalix Field”); and
WHEREAS, pursuant to the Collaborative Research Agreement entered into between the Parties on April 30, 2004 (the “Research Agreement”), an agreed research program (the “Research Program”) directed towards expressing the cDNA encoding of the 4 (four) proteins listed in Annex B attached hereto (the “Research Proteins”) in plant cells grown in Protalix’s bio-reactor systems with the use of Icon’s Technology is currently underway; and
WHEREAS, pursuant to the Research Agreement, the Parties have entered into an Option Agreement effective as of April 30, 2004 (the “Option Agreement”, attached hereto as Annex C), whereby Protalix was granted an Option to acquire certain Licenses (as such terms are defined in the Option Agreement); and
WHEREAS, the Parties are entering into this Agreement to record the understandings reached between them to govern such Licenses, should they become operative pursuant to the terms and conditions of the Option Agreement.
NOW THEREFORE, in consideration of the mutual undertakings and covenants set forth herein, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.	DEFINITIONS
1.1.	Terms defined in this Section 1 and elsewhere, parenthetically, in this Agreement, shall have the same meaning throughout this Agreement.
1.1.1.	“Affiliate” when used with respect to any person or entity, shall mean any individual, firm, partnership, corporation, trust, joint venture or other entity, whether de jure or de facto, which, directly or indirectly, controls, is controlled by or is under common control with such person or entity. As used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of a person or entity, whether by the ownership of stock, by contract or otherwise.

1.1.2.	“Confidential Information” shall mean any technical, business or other information in any form whatsoever, with respect to a Party’s technology, its applications, business and operations, including but not limited to any materials, know-how, inventions, data, software programs and their sources, processes, methods and formula, all whether or not covered by patents, patent applications, copyrights or other proprietary rights protection, and any financial information, trade secrets, agreements, documents, names of potential suppliers, customers, partners or investors, proposed business deals, reports, plans, market studies, surveys and projections, and any other information which is confidential or proprietary in nature.

1.1.3.	“Effective Date” shall mean the date upon which the Licenses may go into force and effect as provided in Section 2.1 below.

1.1.4.	[***].

1.1.5.	“Icon’s Technology” shall have the meaning set out in the Premises to this Agreement.

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

1.1.6.	“Indemnitee” shall have the meaning set out in Section 9.1 of this Agreement.

1.1.7.	“Indemnitor” shall have the meaning set out in Section 9.1 of this Agreement.

1.1.8.	“Improvement” shall mean any invention, discovery or further development of Icon Technology’s Patents generated by Protalix.

1.1.9.	“Licensed Product(s)” shall mean any pharmaceutical Research Protein and each additional pharmaceutical Protein expressed by Protalix or its Affiliates or sub-licensees using Icon’s Technology. For the avoidance of doubt, active ingredients for drugs developed by Protalix with the use of Icon’s Technology and sold as such, shall be deemed as Licensed Product(s).

1.1.10.	“Licenses” shall have the meaning set out in Section 2.1 of this Agreement.

1.1.11.	“Net Sales” shall mean amounts received by Protalix or any of its Affiliates or sub-licensees for the sale of Licensed Products, less:
1.1.11.1 discounts, refunds, rebates, charge-backs and any other retroactive price adjustments reducing the consideration thereby received;
1.1.11.2 amounts returned on account of product returns and allowances;
1.1.11.3 charges for insurance, freight, and other transportation costs; and
1.1.11.4 sales, tariff duties and any other taxes directly imposed on the particular sale, but excluding federal, state or local taxes based on income.
For the avoidance of doubt, Net Sales of any Licensed Products constituting a pharmaceutical drug active ingredient shall be determined as the industry net sales of the finished dosage form (i.e. the sales of the pharmaceutical manufacturer or distributor to wholesalers, pharmacies, hospitals, physicians or medical care organizations) less the amounts as specified under Sections 1.1.11.1. to 1.1.11.4 above.
1.1.12.	“Owner” shall have the meaning set out in Section 10.1 of this Agreement.

1.1.13.	“Patents” shall mean the Patents listed in Annex A that are owned or controlled (with rights sufficient to grant the licenses herein granted) by Icon or its Affiliates, together with all divisions, continuations or continuations-in-part, reissues, re-examinations, renewals, extensions, supplementary protection certificates, or the like of any such Patents, as well as any certificates of invention or applications therefore, and all foreign counterparts, with respect to any of the foregoing.

1.1.14.	“Protalix Field” shall have the meaning set out in the Premises to this Agreement.

1.1.15.	“Protein” shall mean any protein, protein fragment, peptide or polypeptide regardless of formation or structure.

1.1.16.	“Recipient” shall have the meaning set out in Section 10.1 of this Agreement.

1.1.17.	“Research Proteins” shall have the meaning set out in the Premises to this Agreement.

1.1.18.	“Research Program” shall have the meaning set out in the Premises to this Agreement.

1.1.19.	“Research Agreement” shall have the meaning set out in the Premises to this Agreement.

1.1.20.	“Royalties” shall have the meaning set out in Section 5.1 of this Agreement.

1.1.21.	“Royalty Period” shall have the meaning set out in Section 5.4 of this Agreement.

1.1.22.	“Semi-Annual Payment” shall have the meaning set out in Section 5.4 of this Agreement.

1.1.23.	“Term” shall have the meaning set out in Section 12.1 of this Agreement.

1.1.24.	“Third Party” shall mean any person or entity other than Icon, Icon Affiliates, Protalix and Protalix’ Affiliates.

1.1.25.	“Third Party Claim” shall have the meaning set out in Section 9.3 of this Agreement.
1.2.	The following terms shall have the meanings ascribed to them in the Option Agreement: “Option”, “Option Period”, “Exercise Fee”.

1.3.	The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.
2.	THE LICENSE; IMPROVEMENTS
2.1.	Immediately upon and subject to the exercise of the Option by Protalix during the Option Period or any longer period agreed upon between the Parties in writing, and to the receipt by Icon of the Exercise Fee determined pursuant to Section 1.5 of the Option Agreement, the following licenses (“Licenses”) shall be deemed as having been granted by Icon to Protalix and to be in full force and effect:
2.1.1.	a non-exclusive worldwide license under the Patents listed in Annex A to develop, test, use and commercialize Icon’s Technology in the Protalix Field and to make and have made Proteins expressed by using Icon’s Technology in the Protalix Field; and

2.1.2.	an exclusive worldwide license under the Patents listed in Annex A to develop, test, use and commercialize Icon’s Technology to make and have made Research Proteins in the Protalix Field for the following Protein products: [***]. For the avoidance of doubt, the license in respect to any [***] shall be non-exclusive, pursuant to Section 2.1.1 above.

2.1.3.	Notwithstanding the above said, the scope of the Licenses granted under Sections 2.1.1. and 2.1.2. of this Agreement in case of each specific Patent is further limited as specified in Annex A.

2.1.4.	For the avoidance of doubt, the exclusivity under Section 2.1.2. of this Agreement and any section of the Option Agreement is granted only in the Protalix Field, and nothing in the legal relationship between the Parties implies any limitation imposed on Icon’s business activity and relationships with any Third Party outside the granted exclusivity area.
2.2.	Protalix shall be permitted to sublicense its rights under the Licenses, for the purpose of its sub-licensee(s) further developing, testing, using, making and having made, marketing and selling Licensed Products, and for no other purpose whatsoever.

2.3.	For the avoidance of doubt, Protalix shall be entitled to market and sell Licensed Products through distributors.

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

2.4.	Protalix shall use commercially reasonable efforts to exploit the rights licensed under this Agreement.

2.5.	Protalix may register the License with the appropriate patent offices if necessary or desirable under any applicable law, at its own expense. Icon shall cooperate with Protalix for such purpose, sign all papers in support of such registration, and execute a formal license that reflects the terms of this Agreement, for such registration purposes.

2.6.	Improvement License to Icon

Subject to the terms and conditions set forth in this Agreement, if Protalix creates any Improvements of Icon’s Patents licensed to Protalix under Section 2.1 herein, Protalix grants Icon a non-exclusive, worldwide, royalty-free fully paid up license (with the right to grant sublicenses) under Protalix intellectual property arising from such Improvements of Icon’s Patents to make, have made, use, sell, and import any products other than research, development, production and commercialization of (i) pharmaceutical proteins and the expression thereof in plant cell culture systems or (ii) commercialization of Research Proteins.

2.7.	Limited research license. As from the signing this Agreement and throughout the Research Program (ending no later than May 1, 2006), Protalix is granted a non-transferable research license to practice Icon Patents listed in Annex A solely for its internal research and development efforts, said research license being limited to research activities not involving production of material for clinical testing.
3.	TECHNOLOGY TRANSFER/ASSISTANCE
3.1.	Icon shall provide Protalix with copies of all of the Icon Patents listed in Annex A within 10 (ten) days of the Effective Date.

3.2.	Icon shall provide Protalix with training in the use of the Icon Technology and Confidential Information which Icon is free to divulge in relation to the Icon Technology, at Protalix’s reasonable request, from time to time during the Term, so as to facilitate Protalix’s exploitation of the License.
4.	LUMP SUM PAYMENTS.
4.1.	Protalix will make the following lump sum payments to Icon upon achievement of each of the following development milestones in respect of each Licensed Product:

4.1.1.	[***]; and

4.1.2.	[***].
4.2.	Sections 5.7 and 5.8 of this Agreement shall apply mutatis mutandis to lump sum payments made under this Section 4.
5.	ROYALTIES.
5.1.	As from the first commercial sale by Protalix, its Affiliates and/or sub-licensees of any Licensed Product, Protalix shall pay Icon royalties (“Royalties”) on Net Sales of such Licensed Product at the rate of [***] of such Net Sales, until such time as Net Sales in respect of such Licensed Product reach an aggregate amount of [***]. Thereafter, and for the remainder of the Royalty Period (as defined below), Protalix shall pay Royalties to Icon with respect to such Licensed Product at a rate of [***] on Net Sales of such Licensed Product, unless otherwise provided hereunder.

5.2.	Notwithstanding the provisions of the preceding Section 5.1 of this Agreement:
Should the [***] in any Licensed Product exceed [***] grown in Protalix’s plant cells bio-reactor systems, the Royalties payable with respect to such Licensed Product shall be increased to [***] of the Net Sales of such Licensed Product, for as long as aggregate Net Sales of such Licensed Product are below [***]. Once aggregate Net Sales of such Licensed Product exceed [***], the Royalty rate payable in respect of such Licensed Product shall be increased to [***] of Net Sales of such Licensed Product, for the remainder of the Royalty Period.
5.3.	For the avoidance of doubt, it is hereby clarified that sales of one Licensed Product shall not be taken into consideration for purposes of calculation of the Royalties required to be paid in connection with any other Licensed Product. It is hereby further clarified that Protalix or its licensee have to pay royalties once only, on “Licensed Product” sold in the form of a pharmaceutical, and not on sales of an active ingredient.

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

5.4.	Protalix’s obligation to pay Royalties to Icon in respect of Licensed Products shall remain in force and effect until the first to occur of the following (the “Royalty Period”): (i) the expiration of the [***] period commencing as from the first commercial sale of the first US Food and Drug Administration — or European Medicines Agency — approved Licensed Product or (ii) until the expiration of [***] years from the first commercial sale of any Licensed Product not requiring FDA or similar approval as a active drug ingredient.

5.5.	Royalties shall be payable on a [***] basis with respect to the Net Sales of the preceding [***]. Each [***] shall be made no later than [***]as from the lapse of the [***] period for which the payment is due and shall be accompanied by a report specifying the Net Sales during such [***] along with a calculation of the Royalties owed to Icon.

5.6.	For the avoidance of doubt, it is hereby recorded and agreed that following the expiry of the Royalty Period by reason of the passage of time pursuant to Section 5.4 of this Agreement, then notwithstanding such expiry, Protalix shall be entitled to continue to utilize the Icon Patents, to make commercial use of the Icon Technology in the Protalix Field, without having to pay royalties to Icon in respect of such activities.

5.7.	All payments to be made to Icon pursuant to this Agreement shall be made in United States Dollars to such bank account as Icon may direct from time to time during the Term.

5.8.	All payments are quoted net and are made by adding the statutory value added tax, if any.

5.9.	Protalix shall withhold and pay to the appropriate authorities in respect of any amount due to Icon, any and all withholding and other taxes as may be imposed by any taxing authority. In such event, Protalix shall provide Icon with evidence of such withholding and payment.

5.10.	Foreign currency shall be converted into United States Dollars using an exchange rate equal to the exchange rate for the purchase of United States Dollars, as reported by The Wall Street Journal, on the last business day of the [***] period for which the payment is due.

5.11.	Protalix shall endeavor to prepare accurate and complete records relating to the Net Sales of the Licensed Products during each accounting period. Icon or its duly authorized representatives may during the Term of this Agreement and for up to 6 (six) months thereafter upon giving reasonable notice – in any event of not less than 14 (fourteen) days – to Protalix within the premises of Protalix during

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

normal business hours and not more frequently then once in any 12 (twelve) months period to inspect and make copies of all such records in respect of the period of 1 (one) year immediately proceeding the date of such inspection.
Icon’s right referred to in this Section shall be exercised by Icon at its own expense save that in the event that any such inspection discloses that the total amount which should have been accounted for hereunder by Protalix during the period covered by the inspection exceeds by [***]or more the total amount that was so accounted for by Protalix during such a period and that Protalix auditors shall certify in writing such error exists that Protalix shall forthwith reimburse Icon for reasonable costs of Icon’s inspection.
If any inspection reveals that Protalix has under-reported the amount payable to Icon Protalix agrees to make immediate payment to Icon of the proper amount due.
6.	REPRESENTATIONS, WARRANTIES AND RELATED UNDERTAKINGS OF THE PARTIES.
6.1.	Each Party hereby represents, warrants, and covenants to the other Party as of the date hereof and as of the Effective Date, as follows:
6.1.1.	such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder,

6.1.2.	the Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights; and

6.1.3.	the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder; (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation of such Party, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

6.2.	Other than the representations and warranties contained in this Agreement, neither Icon nor Protalix makes any representations or warranties of any type or nature, whether express or implied.
7.	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF ICON.
7.1.	Icon hereby represents, warrants and covenants that it is together with its Affiliates the sole owner and possesses all rights, title and interest to the Icon Technology and the Icon Patents, subject to certain licenses that have already been granted in respect to those Patents and divulged to Protalix under to the Research Agreement.

7.2.	Icon hereby further represents, warrants and covenants that it has not transferred any ownership interest in the Icon Technology or the Icon Patents or granted any license to a Third Party that would be inconsistent with the Licenses and that it will not do so as of the date hereof and during the Term. Moreover, Icon shall not, whether directly or indirectly, by itself or through third parties, compete with Protalix by commercializing the Icon Technology to make or have made Research Proteins in the Protalix Field.

7.3.	Icon and its Affiliates have no knowledge, having conducted such inquiries and diligence as is generally exercised by bio-pharmaceutical companies with respect to their own inventions and patenting thereof of any: (i) material legal deficiencies of any Icon Patents, including any prior act that could reasonably be determined to invalidate or prevent the issuance of the Icon Patents; (ii) Third Party’s prior rights to use; (iii) dependency of any inventions under any Icon Patent on a Third Party’s patents or intellectual property; (iv) technical deficiencies of the invention on which any Icon Patent licensed hereunder is based; or (v) allegations, claims or other statements made by a Third Party prior to the Effective Date of any of the foregoing. For the avoidance of doubt, the foregoing representations and warranties are limited to the actual knowledge as of the Effective Date of Icon, its Affiliates, and their respective officers and directors, together with knowledge that such entities or persons should have after having conducted such inquiries and diligence as is generally exercised by bio-pharmaceutical companies with respect to their own inventions and patenting thereof.

7.4.	Icon will use its reasonable efforts to obtain issuance of the Icon Patents under the patent applications as set forth on Annex A to this Agreement; however, Icon makes no warranty that any or all claims of the patent applications set forth on Annex A will ultimately be approved and issued by the relevant governmental patenting agencies. Except as provided above, Icon guarantees neither the patentability and validity of the Icon Patents nor the commercial exploitability and/or readiness for plant use of the inventions, and shall not be liable accordingly. Except as provided above, Icon does not guarantee the commercial applicability of granted rights, nor is Icon responsible for any financial or legal consequences resulting from the application of the licensed Icon Technology and Icon Patents, which exclusion of liability does not apply in case of intent or gross negligence.

7.5.	As from the date hereof, Icon shall not take any action or assist or facilitate any Third Party to take any such action that would materially impair the ability of Protalix, its Affiliates or sub-licensees to practice and exploit the Icon Technology and Icon Patents that may be licensed under this Agreement.
8.	MAINTENANCE AND PROTECTION OF PATENT RIGHTS; INFRINGEMENT.
8.1.	Icon shall notify Protalix on a current basis, of any matter which may affect the scope or validity of an Icon Patent.

8.2.	In the event that Icon should fail to prosecute and/or maintain any of the Icon Patents by the date being 60 (sixty) days prior to the date prescribed by the relevant patent office or by applicable law for the taking of action with respect to the prosecution and/or maintenance of such Icon Patents, and if no such date is prescribed as aforesaid, within 30 (thirty) days of a request by Protalix to take such action, then Protalix may assume sole control over the prosecution and/or the maintenance of such Icon Patent at its own cost and expense and at its sole discretion, and Icon shall render Protalix all documents and assistance that may be required by Protalix therefore. In such event, for as long as Protalix continues to prosecute and maintain an Icon Patent, then, in respect of such jurisdiction, Protalix shall not be obligated to pay Icon any Royalties or other consideration whatsoever with respect to utilizing such Icon Patent in such jurisdiction. Protalix shall notify Icon in writing of Protalix’s election as aforesaid. For the avoidance of doubt, it is hereby clarified that should Protalix assume control over the filing, prosecution and maintenance of such Icon Patent(s) as aforesaid, then at any time thereafter Protalix may, in its sole and absolute discretion, cease the filing, prosecution and maintenance of such Icon Patent, upon prior written notice to Icon. Icon hereby irrevocably waives any claim it may have against Protalix regarding the filing, prosecution and maintenance of any such Icon Patent or the cessation of any such action by Protalix.

8.3.	If either Party acquires knowledge of any infringement of a claim of an Icon Patent in the Protalix Field, the Party having such knowledge shall promptly inform the other Party thereof. The Parties shall thereafter discuss the action, if any, which should be taken, including whether any legal proceedings should be instituted. If the Parties mutually agree on the course of action to be taken, they shall jointly select counsel and equally share any expenses, and in such event, any settlement or recovery shall be shared equally by the Parties. If the Parties do not agree on the course of action to be taken as aforesaid, then Protalix shall have the right, at its own expense, to initiate a suit or take other appropriate action that it believes is reasonably required to provide full protection against a Third Party’s infringement of such Icon Patent(s). Protalix shall have the sole and exclusive right to select counsel for any suit initiated by it. Any settlement or recovery as a result of any such action initiated by Protalix, shall belong solely to Protalix. If Protalix fails to initiate a suit or take such other appropriate action within 90 (ninety) days after becoming aware of the alleged infringement of an Icon Patent in the Protalix Field, then Icon shall have the right, upon sufficient advance notice to Protalix of its intent to do so, to take action at Icon’s expense and through counsel of Icon’s choice, and in such event, any settlement or recovery shall belong solely to Icon.

8.4.	[***] undertakes that it shall fully cooperate with [***]in the preparation and prosecution of any litigation duly initiated by [***] and, to the extent required by the relevant law, [***] shall consent to being joined to such suit and to being named as a party in any such litigation; provided that: (a) any reasonable expenses or costs incurred in connection therewith and with such litigation (including attorneys’ fees, costs and other sums awarded to the counterparty in such action) shall be borne by [***].

8.5.	[***] shall have no obligation to defend any claim or suit, or to hold harmless or immune or to indemnify against any loss, cost, expense, payment or damage, arising from any allegation of infringement or violation of any alleged or actual patent or intellectual property right of a Third Party by reason of [***] development, commercialization, use or sale of the Licensed Products, provided however [***] shall fully cooperate with [***] in the preparation and prosecution of any defense against any claim of infringement or violation of any alleged or actual patent or intellectual property right of a Third Party by reason of [***] development, use or sale of a Licensed Product and/or the Icon

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Technology and/or the [***] Patents. Any and all Royalties or other consideration owed to [***] hereunder, shall be reduced by the amount of costs and expenses (including reasonable attorneys’ fees) incurred by [***] in defending such action, claim or demand and by any amounts that [***]shall be obligated to pay to any Third Party in connection with such infringement claim, action or demand, whether in the form of damages, royalties or otherwise, provided that the claimed infringement relates to the [***].
9.	MUTUAL INDEMNIFICATION.
9.1.	Each Party (an “Indemnitor”) agrees to indemnify, hold harmless and defend the other Party, its officers, employees, and agents (each an “Indemnitee”), against any and all claims, suits, losses, damages, costs, fees, and expenses asserted by third parties, both government and non-government, against such Indemnitee to the extent resulting from or arising out of: (a) the Indemnitor’s gross negligence or intentional misconduct, (b) any breach of a representation, warranty or covenant made by the Indemnitor in this Agreement. No indemnity shall be provided to an Indemnitee for any such claims, suits, losses, damages, costs, fees provided to an Indemnitee for any such claims, suits, losses, damages, costs, fees of expenses to the extent resulting from such Indemnitee’s use of technology licensed under this Agreement in violation of applicable governmental laws, regulations and requirements (it being understood that such laws, regulations and requirements do not include violation of private Third Party rights even though enforceable under applicable law, such as intellectual property rights, as to which indemnity shall be provided if such violation is due to a breach of a representation, warranty or covenant in this Agreement).

9.2.	In order for an Indemnitee to be entitled to any indemnification provided for under this Section 9, such Indemnitee must notify the Indemnitor in writing, and in reasonable detail, of the claim as promptly as reasonably possible after receipt by such Indemnitee of notice of such claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall not have had knowledge of the facts on which such claim is based and shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall, promptly after the Indemnitee’s receipt thereof deliver to Indemnitor copies of all notices and documents (including court papers) received by the Indemnitee relating to the claim.

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

9.3.	If one of more Indemnitees makes a claim for indemnification relating to losses, damages, costs, fees or expenses arising in connection with any claim asserted by a Third Party against one or more Indemnitees (a “Third Party Claim”), the Indemnitor shall be entitled to assume the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitees therefor, to assume the defense thereof with counsel selected by Indemnitor and reasonably satisfactory to the Indemnitees, and to settle such suit, action, claim or proceeding in its discretion with a full release of the Indemnitees and no admission of criminal liability; provided, that the written consent of the Indemnitees (which shall not be unreasonably withheld) shall be required for any settlement if as a result thereof the Indemnitees would become subject to injunctive relief or any remedy other than the payment of money by Indemnitor. Should Indemnitor so elect to assume the defense of a Third Party Claim, Indemnitor shall not be liable to the Indemnitees for legal expenses subsequently incurred by the Indemnitees in connection with the defense thereof unless (i) Indemnitor has failed to defend, contest or otherwise protest in a timely manner against Third Party Claims or (ii) a conflict of interest exists such that separate representation of the Indemnitees is appropriate. If Indemnitor assumes such defense, the Indemnitees shall have the right to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by Indemnitor. Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitees for any period during which Indemnitor has not assumed the defense thereof and for any period in which a conflict of interest exists such that separate representation of one or more of the Indemnitees is appropriate. If Indemnitor chooses to defend any Third Party Claim, both Parties hereto shall cooperate in the defense or prosecution of such Third Party Claim.

9.4.	Protalix will take out a liability insurance coverage appropriate to the risk involved in commercializing the Licensed Products if Protalix or any of its sublicenses commences any clinical trials of the Licensed Products. Such insurance shall list Icon and the inventors of the patents as additional insureds if possible. Protalix shall provide Icon with at least 30 (thirty) days prior written notice of the commencement of clinical trials. Within 30 (thirty) days after the start of the clinical trials and thereafter annually between January 1 and January 31 of each year, Protalix will present evidence to Icon that the coverage is be maintained. In addition, Protalix shall provide Icon with at leas 30 (thirty) days prior written notice of any change in or cancellation of the insurance coverage.

10.	CONFIDENTIALITY.
10.1.	Each Party (a “Recipient”) shall, at all times during the term of this Agreement and for a 5 (five) year period following termination or expiration hereof, keep, and shall use reasonable best efforts to ensure that its officers, directors, employees, subcontractors and agents keep, confidential and shall not publish or otherwise disclose and shall not use, directly or indirectly, for any purpose, any Confidential Information furnished to it by the other Party (the “Owner”), except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement, including without limitation, for the practice and exercise of the licenses or other rights granted pursuant to this Agreement.

10.2.	Each Party may disclose Confidential Information to the extent that such disclosure is:
10.2.1.	made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Recipient shall first have given notice to the Owner of the Confidential Information and given the Owner a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information that is the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order;

10.2.2.	otherwise required by law (subject to seeking confidential treatment where available and to providing prior notification to the Owner);

10.2.3.	as required in connection with any filings made with, or by the disclosure policies of a major stock exchange (subject to seeking confidential treatment where available and to providing prior notification to the Owner);

10.2.4.	made by the Recipient to governmental regulatory authorities as required in connection with applications for regulatory approvals (such as an NDA or ANDA);

provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or

10.2.5.	made by the Recipient to third-parties as may be necessary in connection with (i) the development and commercialization of the Licenses as contemplated by this Agreement, including, without limitation, subcontracting transactions in connection therewith, or (ii) the proposed sale of all or substantially all of the Recipient’s assets, or to its proposed successor or acquirer through merger, consolidation or change of control; provided, however, that the Recipient shall in each case obtain from the proposed Third Party recipient a written confidentiality undertaking containing confidentiality obligations no less onerous than those set forth herein.
11.	NON-CONTESTATION CLAUSE

The Parties shall not contest any rights of the other Party, in particular patent, license or any other property rights that are subject to this Agreement nor support any Third Party in any attempt to destroy property rights of the other Party. However, each Party remains entitled to file a claim against the other Party in the case of a disagreement arising from this Agreement.

12.	TERM AND TERMINATION
12.1.	Save for the provisions of Sections 6, 7.1, 7.2, 7.4 and 7.5 of this Agreement which shall be binding upon the Parties in accordance with their terms as of the date hereof, this Agreement shall enter into force and effect on the Effective Date and, unless earlier terminated pursuant to the provisions hereof, shall remain in full force and effect until the last to expire of the Icon Patents or, should all of the patent applications listed in Annex A be finally rejected, until [***] after the first commercial sale of any Licensed Product. (the “Term”).

12.2.	Without limiting from Section 12.1 of this Agreement above, Icon may terminate this Agreement by written notice to Protalix:
12.2.1.	In the event of a material breach of the Protalix obligations hereunder, which breach is not cured within 30 (thirty) days following delivery thereto of a written notice to that effect; and

12.2.2.	Upon the occurrence of any of the following events: (i) a request for the liquidation and/or dissolution and/or winding up is filed against Protalix, which request is not

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

dismissed or otherwise set aside within 60 (sixty) days thereafter; (ii) a request for the appointment of a receiver over a material asset of Protalix is filed against Protalix with a competent court of jurisdiction (or execution office), which request is not dismissed or otherwise set aside within 60 (sixty) days thereafter; (iii) Protalix makes a general assignment for the benefit of its creditors; and (iv) Protalix ceases to conduct its operations for a period of 120 (one-hundred and twenty) days or more.
12.3.	Without limiting from Section 12.1 of this Agreement above, Protalix may terminate this Agreement by written notice to Icon in case of serious material breach of this Agreement by Icon if such breach is not cured within 30 (thirty) days.
12.4.	Without limiting from Section 12.1 of this Agreement above, Icon may terminate the exclusivity granted under this Agreement by written notice to Protalix, should Protalix fail to reach the following development milestones with respect to such Research Protein(s):

[***]

[***]

12.5.	For the avoidance of doubt, and without derogating from the provisions of Section 5.6 above, upon expiration of the Term by reason of the passage of time pursuant to Section 12.1 of this Agreement, then notwithstanding such expiry, Protalix shall be entitled to continue to utilize the Icon Patents, to make commercial use of the Icon Technology in the Protalix Field, without having to pay royalties to Icon in respect of such activities.

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

13.	RELATIONSHIP OF PARTIES.

Nothing contained in this Agreement shall be deemed to establish any partnership, joint venture or agency relationship and the Parties shall act at all times as independent contractors.

14.	GOVERNING LAW AND ARBITRATION.

This Agreement shall be governed by and construed in accordance with English law. All disputes between the Parties shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by a single arbitrator appointed in accordance with said Rules. The seat of arbitration shall be London, England and the language to be used in the arbitration shall be English. Notwithstanding the foregoing, neither Party shall be precluded from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate. The arbitrator shall have the power to award the costs of the arbitration and the prevailing Party’s attorneys’ fees and costs. The arbitrator’s award shall be based on a reasoned written opinion to be delivered to the Parties.

15.	NOTICES.

All notices and other communications required or desired to be given or sent by one Party to the other Party shall be in writing and shall be deemed to have been given: (a) on the date of delivery, if personally delivered, (b) 3 (three) business days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, to the address of the applicable Party set forth in the preamble of this Agreement, or (c) on the date of transmission if sent by a confirmed facsimile delivery to the number set forth below:

Protalix: +972-4-9889489

Icon: +49-345-555-9884

Either Party may change the address or facsimile number for giving notice from time to time by written instructions to the other Party of such change, conveyed pursuant to the terms of this Section 15.

16.	ASSIGNMENT.

The rights and obligations of a Party hereto may not be assigned or delegated by such Party to any person or entity, save an entity to which all or substantially all of the business operations of such Party have been transferred (whether by means of an acquisition by, or a merger or consolidation of the Party with or into, such entity). Icon is entitled to transfer this Agreement to any of its affiliates, provided that Icon remains responsible for the performance by such Affiliate of the terms and conditions of this Agreement.
17.	PARTIES IN INTEREST.

This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person or entity not a party hereto, and no person or entity (including without limitation any sub-contractors, vendors, suppliers or customers) other than the Parties hereto or their respective successors and permitted assigns will acquire, have or be entitled to any benefit, right, remedy or claim under or by reason of or may otherwise rely on any provision of this Agreement.

18.	WAVIER; REMEDIES.

No failure or delay on the part of a Party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the Parties hereto may otherwise have at law or in equity.

19.	SEVERABILITY.

The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction determines that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed to the maximum extent possible as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein.

20.	ORDER OF PRECEDENCE.

Unless otherwise provided herein, all terms and conditions of the Option Agreement and Research Agreement shall remain in force and effect and continue to apply in accordance with their terms, to the extent consistent with the terms of this Agreement. In the event of any contradiction or discrepancy between the provisions of this Agreement on one hand and the provisions of the Option Agreement and/or Research Agreement on the other hand, the provisions of this Agreement shall take precedence and prevail. Once the Licenses become operative pursuant to Section 2.1 of this Agreement above they shall remain in full force and effect in accordance with the terms hereof, notwithstanding the termination or expiration of any of the Option Agreement and/or Research Agreement for any reason whatsoever.

21.	AMENDMENT.

This Agreement may not be amended, modified, altered, or supplemented except by a written agreement executed by both Parties hereto.

22.	SURVIVAL.

The provisions of Sections 5.6, 6, 7.1, 7.3, 8, 9, 10, 11, 13, 14, 15, 16, 17, 18, 20, 21 of this Agreement and this Section 22 shall survive the termination or expiration of this Agreement for any reason whatsoever.

23.	FURTHER ACTION.

Each Party agrees to execute and deliver such further documents and instruments and perform any further acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

24.	ENTIRE AGREEMENT.

This Agreement, together with all Annexes and attachments hereto, sets forth the entire understanding between the Parties hereto with respect to the License and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect thereto.
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IN WITNESS WHEREOF the Parties have executed this Agreement by their respective authorized representatives as of the date first above written:

Protalix Ltd.

By:	/s/ David Aviezer

Title:	CEO
Date:	April 12, 2005

Icon Genetics AG

By:	/s/ Yuri Gleba

Title:	CEO
Date:	April 12, 2005

Annex A – List of Icon’s Patents and specific Patent License limitations
[***]

[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Annex B – List of Research Proteins
[***]

[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.